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                                                                    EXHIBIT 23.1

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        KPMG LLP
        Suite 1200
        21700 Oxnard Street
        Woodland Hills, CA 91367

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Chad Therapeutics, Inc.

We consent to the incorporation by reference in the registration statement (no. 33-93734) on Form S-8 of Chad Therapeutics, Inc. of our report dated April 23, 2004, with respect to the balance sheets of Chad Therapeutics, Inc. as of March 31, 2004 and 2003, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 2004, which report appears in the March 31, 2004 annual report on Form 10-K of Chad Therapeutics, Inc.

KPMG LLP

Los Angeles, California
June 23, 2004

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KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International a Swiss cooperative.